Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2005 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Allied Waste Industries, Inc., which appears in Allied Waste Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated February 18, 2005 related to the financial statements and financial statement schedules of Browning-Ferris Industries, Inc. which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers  LLP
Phoenix, Arizona
June 21, 2005